Exhibit 99.1

Metropolitan Bank Holding Corp. Announces Appointment of Imran Riaz as New Chief Credit Risk Officer Following the Retirement of Karen Rojeski

Company Release - 9/25/2019 8:00 AM ET

NEW YORK--(BUSINESS WIRE)-- Metropolitan Bank Holding Corp. (NYSE: MCB) (the “Company”), the holding company for Metropolitan Commercial Bank (the “Bank”), today announced that it has appointed Imran Riaz as its new Senior Vice President and Chief Credit Risk Officer following the retirement of Karen Rojeski, Executive Vice President and Chief Credit Risk Officer of the Bank, which became effective on September 20, 2019. Ms. Rojeski will remain with the Bank as a consultant to assist with the transition through December 31, 2019.

Mr. Riaz has more than 29 years of experience in the financial services industry.  Most recently, Mr. Riaz served as a Risk and Analytics Consultant at Paras Consulting since October 2016 where he developed credit policy, credit rating models, automating risk rating systems and helped prepare banks to comply with CECL requirements.  From August 2015 to September 2016, Mr. Riaz served as Chief Credit Officer at Scottrade Bank where he led all aspects of credit administration, credit adjudication, underwriting, portfolio management, loan workout, and appraisal and environmental review.  From 2013 to 2015, Mr. Riaz served as Chief Credit Officer at Sun National Bank.  From 1989 to 2013, Mr. Riaz served in various credit risk administration roles at TD Bank, N.A., including serving as Managing Senior Credit Officer where he led organization-wide credit approval and portfolio quality for special lending.

Mark DeFazio, President and Chief Executive Officer of the Company, stated, “We are pleased to welcome Imran Riaz to our team at Metropolitan Commercial Bank.  Imran brings extensive experience in credit risk management and credit administration. He has excellent leadership skills as well as successful experience within the financial services industry. We look forward to working with Imran to continue delivering long-term sustainable and profitable growth and stockholder value.”

Mr. DeFazio continued, “We also thank Karen for her eight years of hard work and dedication to Metropolitan Commercial Bank.  She has had a long and distinguished career in the financial services industry and we wish her well in her retirement, and appreciate the assistance she will provide in her consulting role.”

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank, a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Contacts

Investor Relations Department
212-365-6721
IR@MetropolitanBankNY.com